SIMULATIONS PLUS
Integrating Science and Software



LETTER OF INTENT FOR COOPERATIVE ALLIANCE

This is a non-binding Letter of Intent between Simulations Plus, Inc., 1220 W. Avenue J, Lancaster, CA ("Simulations Plus") and Absorption Systems LP, Oaklands Corporate Center, 440 Creamery Way, Suite C, Exton, PA 19341 ("Absorption Systems"). This letter summarizes our discussions to date and reflects our mutual interest in fanning a joint venture to pursue the activities described below.

Simulations Plus has expertise in the development of scientific software including simulation and data correlation software for the pharmaceutical industry.

Absorption Systems has expertise in laboratory testing of candidate drug materials and other chemical compounds related to the absorption of such materials in tissue culture and under various physiological conditions.

Simulations Plus and Absorption Systems believe that the combined capabilities of the two companies may provide a unique capability to the pharmaceutical industry in the area of absorption and general bioavailability.

Simulations Plus and Absorption Systems desire to form a Joint Venture which combines the capabilities of both companies in such a way as to offer a new service to the pharmaceutical industry for the study and prediction of the absorption and general bioavailability of candidate new drug materials. The structure of the Joint Venture and other related matters will be set forth in a detailed and definitive agreement, which will contain terms and conditions yet to be discussed and agreed upon. Among other things, the definitive agreement will reflect the following:

CONSORTIUM: The Joint Venture will create a consortium of pharmaceutical and other companies that will each provide large numbers of chemical entities for comprehensive laboratory screening, data correlation and simulation analysis. Each consortium member will contract with the Joint Venture, and in turn, the Joint Venture will contract the respective activities to both Absorption Systems and Simulations Plus.

SERVICE: The Joint Venture envisions providing a service to pharmaceutical and biotech companies, whereby Absorption Systems will conduct laboratory experiments on potential drug compounds provided by the customer to create a small proprietary database for that customer's compounds. Using the data so generated, Simulations Plus will then: (1) correlate the data generated by the Absorption Systems experiments into a proprietary database and computer software to allow prediction of permeabilities and other molecular parameters for additional compounds, and (2) generate predictions for such additional compounds

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as the customer may desire, to be provided to the customer in the form of a report. Customers will benefit from the data generated for other customers, but no customer will have access to the raw data from any other customer.

EXCLUSIVITY: Both Simulations Plus and Absorption Systems ("The Parties") possess proprietary assays, processes, know-how, software, mathematical models, and information ("intellectual property"). Pursuant to the definitive agreement, each party will license exclusively, certain of their respective intellectual property, know-how, software, expertise, etc. to the Joint Venture for the sole purpose of developing the Consortium Database and Consortium Software. This provision does not preclude Simulations Plus or Absorption Systems from performing or developing their respective intellectual property, know-how, software, expertise, or performing contract services independent of the consortium provided such activities are funded separately and are independent and do not infringe on the exclusivity of the consortium or consortium membership.

OWNERSHIP OF THE INTELLECTUAL PROPERTY: In accordance with the terms set forth in the definitive agreement, the Joint Venture will be the sole owner of all biological data, mathematical models, and improvements to biological and chemical assays and software that it purchases from either Absorption Systems or Simulations Plus during its normal course of business. The Joint Venture will own all biological data, mathematical models, and improvements to biological and chemical assays and software it develops or purchases independent of Absorption Systems or Simulations Plus.

Both Simulations Plus and Absorption Systems agree that this Letter of Intent is nonbinding; however, by signing this Letter of Intent, each company expresses its sincere interest in developing the Joint Venture described above.

Both Simulations Plus and Absorption Systems agree that time is of the essence in forming the joint venture contemplated by this Letter of Intent. To this end, this Letter of Intent shall expire 60 days from the date of execution, unless extended in writing by both parties or superceded by a more definitive agreement.


DATED THIS 9th DAY OF February, 1999
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Simulations Plus, Inc.                      Absorption Systems LP

/s/ Walter S. Woltosz                       /s/ Patrick M. Dentinger
---------------------------                 ---------------------------
Chairman and CEO                            President & CEO